Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SMART Global Holdings Appoints Ken Rizvi as SVP and Chief Financial Officer

Jack Pacheco to continue as Chief Operating Officer of SMART Global Holdings and President of SMART Modular Technologies

NEWARK, Calif. – February 2, 2021 – SMART Global Holdings, Inc. (“SGH” or the “company”) (NASDAQ: SGH) today announced that Ken Rizvi has been appointed Senior Vice President and Chief Financial Officer effective February 15, 2021, and will report to SGH Chief Executive Officer, Mark Adams.

Current Chief Financial Officer, Jack Pacheco, will continue in his roles as Chief Operating Officer of SGH and President of SMART Modular Technologies, SGH’s Memory Solutions Business.

“Ken brings a strong blend of international finance, accounting and strategy experience to SGH,” stated Mark Adams, SGH CEO. “Leveraging his years of financial leadership in the technology industry, I believe Ken will have a positive impact on SGH and also enable Jack to focus on his critical roles as COO of SGH and President of SMART Modular.”

As CFO, Rizvi will lead SGH’s global finance organization and be responsible for accounting, finance, corporate development, treasury, tax and investor relations. “I am thrilled to be joining SGH and I look forward to working with Mark and the team at such an exciting time in the company’s transformation,” commented Rizvi.

Rizvi’s appointment enables Mr. Pacheco to focus on his ongoing roles as COO of SGH and President of SMART’s Memory Solutions business. “I want to thank Jack for his service as CFO of SGH and I look forward to continuing to partner with him in leading SMART on the execution of our growth and diversification strategy,” said Adams.

Mr. Rizvi joins SGH from UTAC Holdings Ltd., a global semiconductor assembly and test services provider, where he served as the Chief Financial Officer. Prior to that, he held the CFO role at Isola Group and served as VP of Finance & Treasurer at Micron Technology. Mr. Rizvi has more than 20 years of experience in the technology industry with senior leadership roles at UTAC, Isola, Micron and ON Semiconductor. He also served as an associate with Technology Crossover Ventures , a leading private equity and venture capital firm, and as an investment banker at Morgan Stanley. Rizvi holds an Executive MBA from the W.P. Carey School of Business at Arizona State University, and a Bachelor of Arts degree in Economics from Yale University.

About SMART Global Holdings – SGH
SGH is comprised of business units that are leading designers and manufacturers of electronic products focused on computing and memory technology. These businesses specialize in application-specific product development and support for customers in enterprise, government and OEM sales channels.

Customers rely on SGH businesses as their strategic suppliers providing exceptional customer service, product quality, and technical support with engineering, sales, manufacturing, supply chain and logistics capabilities that span the globe. SGH’s businesses support customers in communications, storage, networking, mobile, industrial automation, IoT and industrial IoT, government, military, and computing including edge and high-performance computing markets. SGH businesses operate in three primary areas: specialty compute and storage solutions, specialty memory products, and Brazil.

For more information about SGH business units, visit: SMART Modular Technologies; SMART Embedded Computing; SMART Wireless; SMART Supply Chain Services; and Penguin Computing.

Investor Contact:
Suzanne Schmidt
Investor Relations for SMART Global Holdings, Inc.
+1 (510) 360-8596

ir@smart.com

PR Contact:

Maureen O’Leary, Marketing
SMART Modular Technologies
+1 (602) 330-6846
maureen.o’leary@smartm.com